UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 4, 2025
TRUPANION, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36537	83-0480694
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
6100 4th Avenue S, Suite 200
Seattle, Washington 98108
(Address of principal executive offices, including zip code)

(855) 727 - 9079
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $0.00001 par value per share	TRUP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry into a Material Definitive Agreement
On November 4, 2025, Trupanion, Inc. (the “Company”) and certain of its subsidiaries entered into a credit agreement (the “Credit Agreement”) with PNC Bank, National Association, as the administrative agent. The Credit Agreement provides committed funds for (a) a term loan facility of $100.0 million (the “Term Facility”), and (b) a revolving credit facility of $20.0 million (the “Revolving Facility,” and together with the Term Facility, the “Credit Facilities”). The Credit Facilities mature on November 4, 2028.
On November 4, 2025, the Company borrowed $100.0 million under the Term Facility and $15.0 million under the Revolving Facility, which was used primarily to repay borrowings under the 2022 Credit Agreement (as defined below).
Loans under the Credit Facilities bear interest at a reference rate plus an applicable margin, which will generally be the SOFR reference rate plus 2.75% per annum. The Company will make quarterly principal payments of $2.5 million on the Term Facility. The Company may voluntarily prepay loans or reduce revolving commitments under the Credit Facilities at any time without premium or penalty.
The loans under the Credit Agreement are secured by substantially all of the assets of the Company and certain of its subsidiaries. The Credit Agreement contains financial and other covenants, including maintenance of certain quarterly financial ratios, and it includes limitations on, among other things, indebtedness, liens, investments, and mergers or similar transactions.
If an event of default occurs under the Credit Agreement, the lenders may, among other things, terminate their revolving commitments and declare all outstanding borrowings immediately due and payable.
The foregoing summary of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement, a copy of which will be filed as an exhibit to the Company's annual report on Form 10-K for the period ending December 31, 2025 and incorporated by reference herein.
Item 1.02     Termination of a Material Definitive Agreement
On November 4, 2025, in connection with the entry into the Credit Agreement, the Company repaid in full all borrowings under, and terminated, the credit agreement dated as of March 25, 2022, as amended (the “2022 Credit Agreement”), among the Company, certain of its subsidiaries, and Piper Sandler Finance, LLC, as the administrative agent.
Item 2.02     Results of Operations and Financial Condition.
On November 6, 2025, the Company issued a press release regarding the Company's financial results for the quarter ended September 30, 2025. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information disclosed in this Current Report under Item 1.01 is incorporated into this Item 2.03 by reference.
Item 9.01     Financial Statements and Exhibits.

(d)	Exhibits

	Exhibit No.	Description
	99.1	Press release regarding financial results and new credit facility issued by Trupanion, Inc. dated November 6, 2025
	104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUPANION, INC.

By:	/s/ Fawwad Qureshi
Name: Fawwad Qureshi
Title: Chief Financial Officer
Date: November 6, 2025